KPMG PEAT MARWICK LLP

  0ne Mellon Bank Center     Telephone 412391 9710          Telefax 412 391 9963
  Pittsburgh. PA 15219       Telex 7106642199 PMM & CO PGM


                      INDEPENDENT AUDITORS' CONSENT



The Board of Trustees
Evergreen Variable Trust:

     We consent to the use of our report on the Evergreen Variable Trust (comprising, respectively, the Evergreen VA Fund, and Evergreen VA Growth and Income Fund and Evergreen VA Foundation Fund) included herein and to the references to our firm under the captions "General" in the Prospectuse and "Independent Accountants" in the Statement of Additional Information.


                                   /s/ KPMG Peat Marwick LLP
                                       KPMG Peat Marwick LLP
Pittsburgh, PA
January 26, 1996